NCR

Teradata
a division of NCR

August 15, 2007

John Dinning
224 Volusia Ave
Dayton OH 45409-2225

Dear John:

On January 8, 2007, we announced the decision of the NCR Corporation Board of Directors to implement the strategic separation of NCR Corporation and the Teradata Division of NCR Corporation. In preparation for the separation, NCR Corporation has established the legal entity, Teradata Corporation. It will operate as an independent subsidiary until the actual public separation of the two companies.

This letter confirms the transfer of your employment from NCR Corporation to Teradata Corporation, effective, September 24, 2007. Your current position, VP TD Sol & Alliance Mktg, at the annual base salary of $218,835.74 ($284,486.46 Global Total Target Cash) within NCR Corporation will end, effective September 23, 2007. Your employment with Teradata Corporation in the position, VP TD Sol & Alliance Mktg, at the annual base salary of $218,835.74 ($284,486.46 Global Total Target Cash) will begin on September 24, 2007. Your employment with NCR Corporation will be recognized as service credit within Teradata Corporation for purposes of seniority, vacation, and other benefits where length of service is a variable.

Attachment A. includes employment documents using the Teradata Corporation name. These documents are part of your consideration for the position, salary and benefits you will receive from the new Teradata Corporation. Please sign, date, and return them no later than August 31, 2007 to your local HR Consultant.

Please sign and date this letter in the area provided below, and return it to your local HR Consultant no later than August 31, 2007, to acknowledge this confirmation of the transfer of your employment.

We are very optimistic about the opportunities ahead for Teradata Corporation. We look forward to your enthusiastic contributions to Teradata Corporation's continuing success.

Sincerely,

Bill Nuti
CEO, NCR

Sincerely,

Mike Koehler
CEO, Teradata

Attachment A: Teradata Corporation CORPORATE Employment Documents

****

I understand my employment is being transferred from NCR Corporation to Teradata Corporation.

John Dinning SIGNATURE — 09/04/2007 DATE (MM/DD/YYYY)

For Teradata Corporation: HR CONSULTANT SIGNATURE — 9/25/07 DATE (MM/DD/YYYY)

Signed Document Destination: Employee Personnel File

ATTACHMENT A.

Teradata Corporation

IMPORTANT ! REQUIRED DOCUMENTS CHECKLIST IMPORTANT !

Teradata Corporation **REQUIRED PAPERWORK CHECKLIST**

√	CORPORATE- Required Forms	Action Required
☐	- Teradata Confirmation of Employment Letter	Please sign and date the "Confirmation of Employment" letter, indicating your understanding of the transfer. Return the signed and dated original in the envelope provided **within 3 business days to: Local HR Office/HR Consultant**
☐	- Teradata Employment Agreement	Please review and sign the agreement and return the original document.
☐	- Teradata Consent to the Collection of Personal Data -	Please review and sign the agreement and return the original document.
☐	- Teradata Non-Disclosure agreement	Please review and sign the agreement and return the original document.
☐	- Teradata Variable Pay Summary – 2007 - - Business Performance Plan - - Solutions Compensation Plan	Please review and sign the agreement and return the original document.
☐	- Code of Conduct Document	Please review and sign the agreement and return the original document.

Teradata Corporation

Protection of Trade Secrets Agreement

---

1. **Special Position:** The Employee recognizes that the Employee shall be employed in a sensitive position that involves a relationship of trust and confidence. During the course of the Employee's employment or hiring, the Employee may receive, develop, otherwise acquire, have access to or become acquainted with trade secrets or other confidential and sensitive information relating to the business of Teradata Corporation. In this regard, the Employee understands and hereby agrees that the term "trade secrets" shall include, but not be limited to, customer lists, all information stored in Teradata Corporation database such as notes, and proposals, historical sales, pricing strategies, marketing campaigns that were executed for customers, overall pricing strategy, customer contracts, revenue share percentages, all devices, methods, techniques, compilations, processes, product specifications, future plans, costs, financial information and data, training materials and information, customer files, pricing structure, pricing lists, job lists, bidding information, software data, vendor suppliers' lists and contact persons, market analysis, marketing plans, cost and pricing information, labor rates and piece-work prices, the names, buying habits or practices of any of Teradata Corporation's customers, know-how, vendors, suppliers, or employees, information regarding association memberships that includes but is not limited to information about trade and insurance associations, the costs of materials, written business records, business files, computer data, business operating forms, documents, specifications, plans, and compilations of information concerning the business, customers or employees of Teradata Corporation. If it is at any time determined that any of the information or materials identified above are, in whole or in part, not entitled to protection as trade secrets, the parties agree that they shall nevertheless be considered and treated as confidential information that is protected under this Agreement, in the same manner as trade secrets, to the maximum extent permitted by law. The Employee understands and acknowledges that all such trade secrets or other confidential information, or any copy, extract or summary thereof, whether originated or prepared by or for the Employee or otherwise coming into the Employee's knowledge or possession, is and shall remain the exclusive property of Teradata Corporation. The Employee agrees that the Employee will not directly or indirectly use or cause the use of any trade secret or confidential information in a manner that conflicts with the best interests of Teradata Corporation.

2. **Agreement Not To Disclose.** The Employee shall not, at any time during the term of this Agreement or after its termination, disclose to others, either directly or indirectly, or take or use for the Employee's own purposes or the purposes of others, either directly or indirectly, any trade secret or any confidential information, knowledge, data or know-how of Teradata Corporation. The Employee understands and acknowledges that these restrictions shall also apply to trade secrets, confidential information, knowledge, data or know-how conceived, originated, discovered or developed by the Employee within the scope of the Employee's employment or hiring. The Employee understands and acknowledges that this obligation applies not only to technical information and customer information, but also to any business information that Teradata Corporation treats as confidential.

3. **Property Of Teradata Corporation.** All trade secrets and confidential information, whether prepared by the Employee or otherwise coming into the Employee's possession or control, shall remain the exclusive property of Teradata Corporation. The Employee understands and acknowledges that all company documents including but not limited to reports, drawings, designs, business plans and proposals, or contracts that come into the Employee's possession by reason of the Employee's employment or hiring by Teradata Corporation are the exclusive property of Teradata Corporation, and shall not be used in any way that is or may be adverse to Teradata Corporation's interests. The Employee shall not deliver, transfer, reproduce, copy, or provide any

such property of Teradata Corporation to any third party, nor cause any such occurrence, without the specific written consent of an officer of Teradata Corporation. Upon the termination of the Employee's employment or whenever required by Teradata Corporation, the Employee shall immediately deliver to Teradata Corporation all property and materials in the Employee's possession or under the Employee's control belonging to Teradata Corporation, including, but not limited to, all trade secrets and confidential information of Teradata Corporation and any documents or materials that describe or refer to such trade secrets and/or confidential information.

4. **Trade Secrets.** The Employee acknowledges that the information listed as "trade secrets" above, as well as other information regarding Teradata Corporation's customers and business, is confidential and constitutes trade secret, commercially sensitive, and proprietary information. While employed by Teradata Corporation, and following separation of employment from Teradata Corporation, Employee will not, directly or indirectly, use this or any other trade secret information to solicit any of Teradata Corporation's customers or use Teradata Corporation's trade secret information to negotiate with any of Teradata Corporation's customers, or to disrupt, damage, impair, or interfere with Teradata Corporation's business. Employee acknowledges that Teradata Corporation's business is international in scope and, consequently, the restriction on the Employee's use of trade secrets shall apply without regard to geography. Subject to the limitations noted herein, the Employee is not, however, restricted from being employed by or engaged in any type of business following the termination of the Employee's employment relationship with Teradata Corporation.

5. **Equitable Relief.** The Employee understands and acknowledges that the trade secrets and confidential information of Teradata Corporation are of a special, unique, unusual, extraordinary, and intellectual character, which gives them a particular value, the loss of which cannot be reasonably compensated in damages in an action at law. The Employee understands and acknowledges that in addition to any other rights or remedies that Teradata Corporation may possess, Teradata Corporation shall be entitled to injunctive and other equitable relief to prevent a breach of this Agreement by the Employee.

Employee Signature: [signature]

Name Printed: John Dinning

Date: 09/04/2007
MM/DD/YYYY

For Teradata Corporation:

Signature: [signature]

Name Printed: Eric Dell

Date 9/25/07
MM/DD/YYYY

Document Destination: Teradata Corporation Employee Personnel File

Teradata Corporation

Employment Agreement

In consideration of my employment, and unless otherwise agreed upon in writing, I agree:

1. Teradata agrees to employ me, as a full or part-time employee, with duties and responsibilities as may be determined by Teradata from time-to-time at its sole discretion. I agree to devote my entire time and best efforts to performing the tasks and duties of my position.

2. Teradata may change the rate, form and frequency of compensation at any time at its discretion. Teradata and I hope the employment relationship will be successful and long lasting, but I recognize that it is impossible to predict the future or to be assured of permanent job security. I understand that my employment is at will and can be ended by either Teradata or myself, with or without cause at any time or for any reason, and nothing in this document or other employment document modifies the at-will nature of my employment.

3. To the extent permitted by law, Teradata may deduct and retain from any compensation due me, at any time, the value of all property of Teradata which may be broken, destroyed or lost by my negligence or carelessness and the amount of any indebtedness owed by me to Teradata.

4. Teradata has rules and policies that are guides to assist the company. I understand the company can change those rules and policies as necessary, and without notice.

5. If a non-exempt employee, I will not perform work on an overtime basis, or outside the regular working hours established by Teradata, unless I am specifically authorized to perform such work by a supervisor.

6. I will devote my full time and energy toward the performance of the duties and responsibilities assigned to me, which may be changed at any time and from time to time; and I will refrain from engaging directly or indirectly in any activity or business transaction for myself or for any other person, whether or not for remuneration, direct or indirect, contingent or otherwise adversely affect the proper discharge of my duties with, and responsibilities to Teradata.

7. **(A.)** That, both during and after my employment, (a) I will fully disclose to Teradata or its successors, designees, or assigns all inventions and creations which I may make or conceive during my employment, both alone and jointly with others, where such inventions or creations (i) are made or conceived during company time or with company resources, or (ii) relate to the business or activities of Teradata, without regard to the place or time at which they are made or conceived; (b) I will assign to Teradata or its successors, designees, or assigns all rights, title and interest in such inventions and creations and in all patents, patent applications, and the like that result from such inventions and creations; (c) I will sign all papers and perform all acts requested by Teradata or its successors, designees, or assigns for the purposes of securing, perfecting, asserting and defending its rights in and resulting from such inventions and creations; and (d) Teradata, at its discretion, may choose not to pursue certain actions (such as filing patent applications) to which it might be entitled with respect to such inventions and creations and, in so choosing, does not release me from any of the obligations set forth above.

   (B.) That all works of authorship I may make in the course or within the scope of my employment constitute works made for hire under applicable copyright law; and (b) that, in the event that applicable law holds otherwise with respect to any of such works of

authorship, I hereby grant to Teradata (including its successors, designees, and assigns) in exchange for such employment an exclusive, worldwide, royalty-free, irrevocable, and perpetual license to reproduce, publicly display (and perform), distribute, and create derivative works of all such works of authorship, and to sublicense, transfer, and assign this license to others in whole or in part.

(C.) To respect all trade and service marks owned or used by Teradata and to use such marks only as prescribed by Teradata's corporate policies and procedures.

(D.) To keep strictly confidential and to treat as trade secret, both during and after my employment, (i) all information of any type related to the business or activities of Teradata, where such information is not otherwise publicly available, and (ii) all information of any type related to the business or activities of any third party, where Teradata has an obligation to safeguard such information; (b) when instructed in the course of my job duties to disclose any such information to any person or entity, (i) to disclose only the information necessary for achieving the business purpose for which disclosure is required, and (ii) to do so only in a manner that complies with Teradata's corporate policies and procedures; and (c)during my employment, (i) to refrain from receiving or using any confidential information from any source where such receipt or use would constitute misappropriation of such information, and (ii) to immediately report to the Teradata law department the receipt of any information for which I suspect such receipt or use might constitute misappropriation.

8. That upon termination of my employment, I will comply with the Nondisclosure Agreement, and will surrender to Teradata all material which I then possess or have under my control which relates in any way to the business or activities of Teradata or its customers, or which is developed during company time or with company resources, and that I will not destroy, retain, transfer or copy any such material.

9. For one year after termination, I will not, on behalf of myself or any other party, solicit for hire or hire any employee of Teradata or Teradata's affiliate companies, or any former employee who was employed by Teradata or its affiliates during the last two years of my employment with Teradata.

10. This document, along with the other documents included in the Confirmation of Employment Package, sets out the employment agreement with Teradata. If there is a conflict between this document and any other document or oral promise, the terms of this document govern.

11. The failure of Teradata at any time to require performance of any of my obligations under this Agreement shall not affect Teradata's right to enforce any provision of this Agreement at subsequent time.

12. Unless otherwise prohibited by local law, this Agreement shall be governed by the laws of the State of Ohio, in the United States of America.

Employee:	**For Teradata Corporation:**
[signature]	By: [signature]
Signature	Signature
John Dinning	[handwritten]
Printed Name	Printed Name
Date: 09/04/2007	Date: 9/25/07

Document Destination: Teradata Corporation Employee Personnel File

Teradata Corporation

Consent to Collection of Personal Data - Policy Statement

<u>**During the course of your employment with Teradata Corporation ("Teradata"), Teradata will collect personal data concerning you and maintain such data in both automated and paper form. Such data will be transferred to centralized, automated systems at Teradata's headquarters in United States of America.**</u>

The personal data contained in these records will be supplied by both you and agents of Teradata, such as Human Resources Personnel and your managers. These records will be maintained solely for business purposes, including, but not limited to, payroll and compensation processing, identifying your business location and the departmental unit to which you are assigned, the nature of your work assignments, the area of your expertise or experience, your performance appraisals, your career progression, your completion of skill assessments or coursework, and any other data necessary for administration of personnel-related functions.

Teradata is committed to maintaining the privacy and accuracy of its employees' personnel records. In accordance with Teradata Corporation's Data Protection Policy, you have the right to review records maintained by the company containing your personal data. You also have the right to correct any data or records pertaining to you which contain inaccurate data. You should direct your request to view the company's records containing your personal data to the Human Resources Consultant for your organization or facility, who may in turn forward your request to the appropriate Systems Administrator or Records Custodian.

Teradata Corporation maintains the privacy of personnel records by limiting access to such records. Access is limited to those within the company having a valid business "need to know".. In some limited situations, such as employee benefits programs and payroll administration, Teradata Corporation engages outside firms to assist Teradata in the administration of employee-related programs. In those cases, Teradata only transfers to third parties such employee personal data as is necessary for the administration of the particular program. Teradata Corporation maintains a high level of system security on its automated systems containing employee personal data, and similarly requires such security from any third party firms to which Teradata transfers employee personal data.

By signing below, you consent to the company's maintenance of personnel records on you, and acknowledge your right to review and correct any such records. You additionally consent to the transfer of any personal data to Teradata that has been collected and maintained by NCR Corporation in automated and paper form.

EMPLOYEE:

Signature: [signature] **Date:** 09/04/2007
MM/DD/YYYY

Employee Printed Name: John Dinning

For Teradata Corporation:

Signature: [signature] **Date:** 9/25/07
MM/DD/YYYY

Printed Name: Erik Dell

Document Destination: Teradata Corporation Employee Personnel File

Teradata Corporation

Variable Pay Summary

Business Performance Plan

If you have been or will be provided a confirmation of employment with Teradata Corporation, and your variable pay is currently determined through the NCR Business Performance Plan, (BPP) this memorandum will confirm that the components of that plan are incorporated by reference for the remainder of the 2007 compensation period. The BPP target incentive percentage attached to your position and grade is further incorporated by reference as part of the transfer of your employment from NCR Corporation, Teradata Division, to Teradata Corporation.

Following the public spin-off of Teradata Corporation, the BPP Plan and incentive target percentage will continue as your operative variable pay compensation document with Teradata Corporation for the reminder of the 2007 calendar year. Since Teradata will be an independently traded company metrics based on the performance of Teradata Corporation will be applied for the remainder of 2007 and going forward.

I understand the BPP and target incentive percentage in effect on the date of spin-off will continue as operative documents for my employment with Teradata Corporation through the remainder of the 2007 compensation period, and that any bases of measurement will be revised and converted to Teradata Corporation metrics.

Employee:

Signature: [signature] Date: 09/04/2007
MM/DD/YYYY

Printed Name: John Dinning

Document Destination: Teradata Corporation Employee Personnel File

Teradata Corporation

Code of Conduct

This memorandum will confirm that the components of the Code of Conduct are incorporated by reference for the remainder of the 2007 calendar year. The Code of Conduct document you signed during Q1, 2007, indicating review and approval of the NCR Code of Conduct, is further incorporated by reference as part of the transfer of your employment from NCR Corporation, Teradata Division to Teradata Corporation.

Following the public spin-off of Teradata Corporation, the Code of Conduct document signed in early 2007 will continue as your operative guidance with Teradata Corporation for the reminder of the 2007 calendar year.

I understand the Code of Conduct documents executed during my employment with NCR Corporation in effect on the date of public spin-off will continue as operative documents for my employment with Teradata Corporation through the remainder of the 2007 calendar year.

Employee:

Signature: [signature] Date: 09/04/2007
MM/DD/YYYY

Printed Name: John Dunsey Date:

Document Destination: Teradata Corporation Employee Personnel File